P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Regains Compliance with Nasdaq Listing Requirements

Form 10-QSB for quarter ended December 31, 2007 filed today

Houston, Texas (April 2, 2008) – Synthesis Energy Systems, Inc. announced today that it has filed its quarterly report on Form 10-QSB for the quarter ended December 31, 2007.  As a result, the Company received notification from The NASDAQ Stock Market that the Company is again in compliance with the continued listing requirements of The NASDAQ Capital Market.  Please see the Company’s quarterly report on Form 10-QSB for the quarter ended December 31, 2007 filed with the Securities & Exchange Commission on April 2, 2008 for a discussion of the delay in its filing.

About Synthesis Energy Systems, Inc.

The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets. The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical feedstock and transportation fuel applications. The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants. The Company currently has offices in Houston, Texas, Shanghai and Beijing, China. For more information on the Company, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements

The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects,” “will” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology, our results of operation in foreign countries, our ability to maintain production from our first plant in the Hai Hua project and the sufficienct of our internal controls and procedures. The Company cautions that the foregoing factors are not exclusive. The Company assumes no obligation to update the information contained in this press release.

Contact:
Synthesis Energy Systems, Inc.

Molly Whitaker

Investor Relations

(713) 579-0607

molly.whitaker@synthesisenergy.com

6330 West Loop South, Suite 300  Houston, Texas 77401

Tel: (713) 579-0600 / Fax: (713) 579-0610